Exhibit 99.1

[LOGO]

CONTACT
Marc Holliday
President and Chief
Investment Officer
-or-
Michael Reid
Chief Operating Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. ACQUIRES THE NEWS BUILDING AND INTERESTS IN
125 BROAD STREET FOR $355 MILLION

COMPLETES A $150 MILLION FIVE-YEAR UNSECURED TERM LOAN FACILITY
WITH WELLS FARGO BANK

        New York, NY, December 9, 2002 — SL Green Realty Corp. (NYSE:SLG) announced today it has entered into agreements to acquire The News Building located at 220 East 42nd Street for $265 million ($242 per square foot), and condominium interests in 125 Broad Street for $90 million ($172 per square foot). The properties are being acquired from affiliates of The Witkoff Group in transactions that are both expected to close in the first quarter of 2003.

        In connection with these transactions, SL Green has closed a $150 million unsecured 5-year term facility with Wells Fargo Bank. At closing, SL Green drew down $100 million of the facility and fixed the rate at a blended annual cost of 5.06% for five years. The Company expects to fix the balance of the facility during the next six months. The proceeds of the transaction will be used to pay down a significant portion of the Company's outstanding lines of credit.

        The landmark 1.1 million square foot News Building is 100% leased, with 18% of the leases expiring over the next 3 years. The going-in NOI yield is 8.0% based on fully escalated in-place rents averaging $32.85 per square foot in the News Building, 17%-22% below current market. The building's high-quality tenancy includes Omnicom Group, which leases 40% of the building and other notable companies such as Tribune Company, WPIX-TV, Verizon, Value Line, Neuberger Berman, and United Nations Population Fund.

        The transaction will initially be funded by assumption of $186 million of floating-rate debt, redemption of SL Green's existing $53.5 million preferred equity investment, issuance of up to $13 million of units in SL Green Operating Partnership, L.P. to Steven Witkoff, with the balance funded by SL Green's line of credit.

        Marc Holliday, President of SL Green commented, "We are excited to add the News Building, a cornerstone property in the Grand Central and United Nations market place, to our portfolio of owned properties. This transaction demonstrates our ability to convert structured-finance investments into wholly-owned assets on a pre-emptive basis."

        In a separate transaction, SL Green is entering into an agreement to acquire condominium interests in 125 Broad Street consisting of 524,500 square feet of office space contained on 15 contiguous floors, in a 40-story building. The interests being acquired are 100% leased to tenants such as Salomon Smith Barney (63%) and Fahnestock & Co. (13%). Less than 10% of the leased square footage expires prior to 2010.

        The property's going-in NOI yield is 9.4% and is based on fully escalated in-place rents of $29.77 per square foot, 15%-20% below current market rents. The property is located in the New York Plaza Complex, the heart of the eastern financial district of downtown Manhattan.

        The property is subject to a long-term ground lease, which provides SL Green the ability to acquire the fee interest for an allocated purchase price of $6 million, or $11.33 per square foot. The transaction will be funded by assumption of $78 million of fixed-rate mortgage financing, issuance of up to $2 million of units in SL Green Operating Partnership, L.P., with the balance funded by SL Green's line of credit.

        Mr. Holliday further stated, "We are delighted to be purchasing interests in 125 Broad Street, a fully leased Class A asset with a strong tenant profile and a great location overlooking the East River. We believe that we are making a conservative investment in the recovery of the downtown market. There is a national resolve, supported by over $20 billion in grants with $5 billion earmarked to create a state of the art transportation infrastructure, to restore downtown as one of the pre-eminent office markets in the United States."

        Steven Witkoff, President and Chief Executive Officer of The Witkoff Group, added, "I am happy to complete these transactions and to convert my ownership interests in the assets into a significant ownership position in SL Green, a Company with a tremendous track record of performance. I look forward to working with the Company on new opportunities."

        Michael W. Reid, Chief Operating Officer of SL Green, commenting on the Wells Fargo facility, stated that "this unsecured debt transaction meets our corporate goals of locking in historically low interest rates while creating significant financial flexibility and corporate liquidity. We are delighted to further expand our already close relationship with Wells Fargo Bank."

        SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that primarily owns, manages, leases, acquires and repositions office properties in Manhattan.

        To receive SL Green's latest news release and other corporate documents via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

        This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office and industrial real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filing with the Securities and Exchange Commission